AMENDMENT TO FORBEARANCE AGREEMENT

     This AMENDMENT TO FORBEARANCE AGREEMENT (the "Agreement") is made and entered into effective December 2, 2002, by and between TREK RESOURCES, INC., a Delaware corporation, formerly Trek Resources, Inc., a Utah corporation and formerly McGowen Resources, Inc. ("McGowen") (the "Borrower"), and COMPASS BANK, an Alabama state-chartered banking institution (the "Lender").

W I T N E S S E T H:

WHEREAS, McGowen and the Lender entered into a Credit Agreement dated December 14, 1997, as amended (the "Credit Agreement");

WHEREAS, the Lender and the Borrower entered into a Forbearance Agreement dated October 10, 2002, and desire to Amend the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Borrower and the Lender, the parties hereto agree as follows:

1. Terms Defined In Agreement. As used herein, each term defined in the Agreement shall have the meaning assigned in the Credit Agreement, unless expressly provided herein to the contrary.

     2.      Payments. The Borrower agrees to pay to Lender a principal payment of $1,000,000 on December 2, 2002. The Borrower agrees to pay to Lender a principal payment of $60,000 per month on January 1, 2003, and on the first day of each month thereafter until June 1, 2003, when all obligations shall be fully paid.

3. Forbearance. So long as Borrower is in compliance with this Agreement and the Credit Agreement, Lender will not pursue its available remedies as to Defaults or Events of Default.

     4.      Asset Sales. All net proceeds from sales of Oil and Gas Properties by the Borrower shall be paid to the Lender to reduce the bank debt. The Lender agrees to furnish Release of Liens for such sales so long as the net sale price is at least 65% of the present worth (as determined by the Lender in accordance with the Compass Bank Energy Product Primary Guidelines then in effect) of the Oil and Gas Properties sold.

     5.      Farm-out Allowance The Borrower shall be allowed to farm-out certain properties to the President of the Borrower or an affiliate of the President. The properties to be farmed-out shall include interests in Ochiltree County that are given no value in the Reserve Report; the Gibson 7 well in Cottle County, Texas; and the Beggs #2 and #3 wells in Eastland County, Texas. The terms of the farm-out shall provide that once the President or his affiliate reaches pay-out (as defined), the Borrower shall back in for up to 50% of the net proceeds from such properties. "Pay-out" shall mean when the President or his affiliate has received the amount invested with no allowance for any rate of return.

     6.      Preferred Stock. So long as the Borrower is in compliance with the terms of the Credit Agreement, including Section 7.15(a) and with this Forbearance Agreement the Borrower may pay the 7% dividend in cash on the $1,000,000 of newly-issued preferred stock.

     7.      Waiver. All Defaults or Events of Default which occurred on or before September 30, 2002, are hereby waived. The Lender also waives any past and future breaches of Section 7.19 of the Credit Agreement.

     8.      Interest Rate. If the payments set forth in 2 above are timely made interest shall be either the (i) Applicable Margin or the Floating Rate, but if such payments are not made on the date required interest shall be charged at the Default Rate. "Applicable Margin" means, at the time of determination, the rate of 4%. "Floating Rate" means a per annum interest rate equal to the sum of the CBIR Rate from time to time in effect, plus 1.50%, but in no event exceeding the Highest Lawful Rate.

9. Borrowing Base Review. There will be no acceleration or additional payments required prior to Final Maturity as a result of Borrowing Base revisions.

10. Amendment of Section 7.15(b). Section 7.15(b) of the Credit Agreement is amended to read as follows:

"7.15 Net Worth. The Borrower will not permit Tangible Net Worth to be less at any time than $1,100,000 plus 50% of positive Net Income for all fiscal periods ending subsequent to September 30, 2002, plus 100% of any Equity Infusions subsequent to September 30, 2002."

      11.      Expenses. All out of pocket expenses incurred by the Lender in association with the negotiation, documentation, and execution of this Agreement, including fees of Jackson Walker L.L.P. for preparation of this Agreement and other documents in connection with this Agreement will be paid by Borrower at closing.

     12.      Release of Claims. The Borrower hereby releases the Lender and Lender's officers, directors, agents, representatives, employees, attorneys and assigns, from any and all claims, actions, demands, or causes of action of whatever kind or character. IT IS EXPRESSLY AGREED THAT THE CLAIMS RELEASED BY THE BORROWER HEREBY INCLUDE THOSE ARISING FROM OR IN ANY MANNER ATTRIBUTABLE TO THE NEGLIGENCE (SOLE, CONCURRENT, ORDINARY, OR OTHERWISE), OF THE LENDER AND LENDER'S OFFICERS, DIRECTORS, AGENTS, REPRESENTATIVES, EMPLOYEES, ATTORNEYS AND ASSIGNS. Notwithstanding any provision of this Agreement or any other Loan Document, this section shall remain in full force and effect and shall survive the delivery and payments of the Note, this Agreement and the other Loan Documents and the making, extension, renewal, modification, amendment or restatement of any thereto.

     13.      Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject hereof and shall supersede any prior agreement between the parties hereto, whether written or oral, relating to the subject hereof. Furthermore, in this regard, this Agreement and the other written Loan Documents represent, collectively, the final agreement among the parties thereto and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of such parties. There are no unwritten oral agreements among such parties.

     14.     Governing Law. This Agreement and all issues arising in connection herewith and the transactions contemplated hereby shall be construed in accordance with and governed by the laws of the State of Texas without giving effect to principles thereof relating to conflicts of law.

     15.     Jurisdiction and Venue. All actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to or from this Agreement or any other Loan Document may be litigated, at the sole discretion and election of the Lender, in courts having situs in Houston, Harris County, Texas.

     16.     Waiver of Rights to Jury Trial. The Lender hereby knowingly, voluntarily, intentionally, irrevocably, and unconditionally waives all rights to trial by jury in any action, suit, proceeding, counterclaim, or other litigation that relates to or arises out of this Amendment or any other Loan Document or the acts or omissions of the Lender in the enforcement of any of the terms or provisions of this Amendment or any other Loan Document or otherwise with respect thereto. The provisions of this Section are a material inducement for the Lender entering into this Amendment.

IN WITNESS WHEREOF, this Amendment to Forbearance Agreement is executed effective the date first hereinabove written.

BORROWER:
TREK RESOURCES, INC.

By: /s/ Michael E. Montgomery Michael E. Montgomery President

Address for Notices:

4925 Greenville Avenue, Suite 955 Dallas, Texas 75206 Telecopy: 214-373-8035

LENDER:
COMPASS BANK

By: /s/ Dorothy Marchand Dorothy Marchand Senior Vice President

Address for Notices:

24 Greenway Plaza, Suite 1400A Houston, Texas 77046 Telecopy: 713/968-8292